                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G
                                 (Rule 13d-102)


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                         Precise Software Solutions Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                  Ordinary shares, par value NIS 0.03 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   M41450 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]  Rule 13d-1(b)

             [ ]  Rule 13d-1(c)

             [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                                  Page 1 of 15
                            Exhibit Index on Page 14

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 2 of 15 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Venture Partners, L.P.  ("JVP")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [ ]      (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,944,504 shares, except that
              SHARES                          Jerusalem Partners, L.P. ("JP"),
           BENEFICIALLY                       the general partner of JVP, may be
           OWNED BY EACH                      deemed to have sole power to vote
             REPORTING                        these shares; Jerusalem Venture
              PERSON                          Partners Corporation ("JVPC"),
               WITH                           the general partner of JP, may be
                                              deemed to have sole power to vote
                                              these shares; and Erel Margalit
                                              ("Margalit"), and Yuval Cohen
                                              ("Cohen"), as officers  of JVPC,
                                              may each be deemed to have sole
                                              power to vote these shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,944,504 shares, except that JP,
                                              the general partner of JVP, may be
                                              deemed to have sole power to
                                              dispose of these shares; JVPV, the
                                              general partner of JP, may be
                                              deemed to have sole power to
                                              dispose of these shares; and
                                              Margalit and Cohen, as officers of
                                              JVPC, may each be deemed to have
                                              sole power to dispose of these
                                              shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   1,944,504
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                 [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.85%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 3 of 15 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Venture Partners (Israel), L.P. ("JVP (Israel)")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  [ ]       (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Israel
--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        238,114 shares, except that J.V.P.
              SHARES                          Jerusalem Venture Partners
           BENEFICIALLY                       (Israel) Management, Ltd. ("JVP
           OWNED BY EACH                      (Israel) Management") the general
             REPORTING                        partner of JVP (Israel), may be
              PERSON                          deemed to have sole power to vote
               WITH                           these shares; Margalit as an
                                              officer of JVP (Israel) Management
                                              may be deemed to have sole power
                                              to vote these shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              238,114 shares, except that JVP
                                              (Israel) Management, the general
                                              partner of JVP (Israel), may be
                                              deemed to have sole power to
                                              dispose of these shares; and
                                              Margalit as an officer of JVP
                                              (Israel) Management, may be
                                              deemed to have sole power to
                                              dispose of these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                    238,114
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   1.08%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 4 of 15 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Partners, L.P. ("JP")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]      (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,944,504 shares which are
              SHARES                          directly owned by JVP. JP, the
           BENEFICIALLY                       general partner of JVP may be
           OWNED BY EACH                      deemed to have sole power to
             REPORTING                        vote these shares; JVPC, the
              PERSON                          general partner of JP, may be
               WITH                           deemed to have sole power to
                                              vote these shares; and Margalit
                                              and Cohen, as officers of JVPC,
                                              may each be deemed to have sole
                                              power to vote these shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,944,504 shares which are
                                              directly owned by JVP. JP, the
                                              general partner of JVP may be
                                              deemed to have sole power to
                                              vote these shares; JVPC, the
                                              general partner of JP, may be
                                              deemed to have sole power to
                                              vote these shares; and Margalit
                                              and Cohen, as officers of JVPC,
                                              may each be deemed to have sole
                                              power to vote these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   1,944,504
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                 [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.85%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 5 of 15 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jerusalem Venture Partners Corporation ("JVPC")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]      (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                NUMBER OF                     1,944,504 shares which are
                 SHARES                       directly owned by JVP. JP, as
              BENEFICIALLY                    general partner of JVP may be
              OWNED BY EACH                   deemed to have sole power to
                REPORTING                     vote these shares; JVPC, as
                 PERSON                       general partner of JP, may be
                  WITH                        deemed to have sole power to
                                              vote these shares; and Margalit
                                              and Cohen, as officers of JVPC,
                                              may each be deemed to have sole
                                              power to vote these shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,944,504 shares which are
                                              directly owned by JVP. JP, as
                                              general partner of JVP may be
                                              deemed to have sole power to
                                              vote these shares; JVPC, as
                                              general partner of JP, may be
                                              deemed to have sole power to
                                              vote these shares; and Margalit
                                              and Cohen, as officers of JVPC,
                                              may each be deemed to have sole
                                              power to vote these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   1,944,504
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                 [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.85%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 6 of 15 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             J.V.P. Jerusalem Venture Partners (Israel) Management Ltd.
             ("JVP (Israel) Management")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]      (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Israel
--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                NUMBER OF                     238,114 shares which are directly
                 SHARES                       owned by JVP (Israel). JVP
              BENEFICIALLY                    (Israel) Management, as general
              OWNED BY EACH                   partner of JVP (Israel), may be
                REPORTING                     deemed to have sole power to vote
                 PERSON                       these shares; and Margalit as an
                  WITH                        officer of JVP (Israel)
                                              Management, may be deemed to have
                                              sole power to vote these shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              238,114 shares which are directly
                                              owned by JVP (Israel). JVP
                                              (Israel) Management, as general
                                              partner of JVP (Israel), may be
                                              deemed to have sole power to vote
                                              these shares; and Margalit as an
                                              officer of JVP (Israel)
                                              Management, may be deemed to have
                                              sole power to vote these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                     238,114
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                 [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    1.08%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 7 of 15 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Erel Margalit ("Margalit")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]     (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Israeli Citizen
--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      2,187,618 shares, of which
                SHARES                        1,944,504 are directly owned by
             BENEFICIALLY                     JVP, 238,114 are directly owned by
             OWNED BY EACH                    JVP (Israel), and 5,000 are
               REPORTING                      directly owned by Margalit.
                PERSON                        Margalit is an officer of JVPC,
                 WITH                         which is the general partner of
                                              JP, the general partner of JVP
                                              and may be deemed to have sole
                                              power to vote these shares.
                                              Margalit is also an officer of
                                              JVP (Israel) Management, the
                                              general partner of JVP
                                              (Israel), and may be deemed to
                                              have sole power to vote these
                                              shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,187,618 shares, of which
                                              1,944,504 are directly owned by
                                              JVP, 238,114 are directly owned by
                                              JVP (Israel), and 5,000 are
                                              directly owned by Margalit.
                                              Margalit is an officer of JVPC,
                                              which is the general partner of
                                              JP, the general partner of JVP
                                              and may be deemed to have sole
                                              power to dispose of these shares.
                                              Margalit is also an officer of
                                              JVP (Israel) Management, the
                                              general partner of JVP
                                              (Israel), and may be deemed to
                                              have sole power to vote these
                                              shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                  2,187,618
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   9.96%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 8 of 15 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Yuval Cohen ("Cohen")
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  [ ]       (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Israeli Citizen
--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      1,949,504 shares, of which
                SHARES                        1,944,504 are directly owned by
             BENEFICIALLY                     JVP, and 5,000 are directly
             OWNED BY EACH                    owned by Cohen. Cohen is
               REPORTING                      an officer of JVPC, which is the
                PERSON                        general partner of JP, the general
                 WITH                         partner of JVP and may be deemed
                                              to have sole power to vote these
                                              shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,949,504 shares, of which
                                              1,944,504 are directly owned by
                                              JVP, and 5,000 are directly
                                              owned by Cohen. Cohen is
                                              an officer of JVPC, which is the
                                              general partner of JP, the general
                                              partner of JVP and may be deemed
                                              to have sole power to dispose of
                                              these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   1,949,504
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                 [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.88%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 9 of 15 Pages
-----------------------------                      -----------------------------


ITEM 1(A).        NAME OF ISSUER

                  Precise Software Solutions Ltd.


ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1 Hashikima Street
                  P.O. Box 88 Savyon, 56518 Israel


ITEM 2(A).        NAME OF PERSONS FILING

                  This Schedule is filed by Jerusalem Venture Partners, L.P., a Delaware limited partnership ("JVP"), Jersualem Venture Partners (Israel), L.P., an Israel limited partnership ("JVP (Israel)"), Jerusalem Partners, L.P., a Delaware limited partnership ("JP"), Jerusalem Venture Partners Corporation, a Cayman Islands corporation ("JVPC"), J.V.P. Jerusalem
                  Venture Partners (Israel) Management, Ltd. ("JVP (Israel) Management"), an Israeli corporation, Erel Margalit ("Margalit") and Yuval Cohen ("Cohen"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  JP, the general partner of JVP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP. JVPC, the general partner of JP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP. JVP (Israel) Management, the general partner of JVP (Israel) may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP (Israel) Management. Margalit and Cohen are officers of JVPC and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP. Margalit is an officer of JVP (Israel) Management and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP (Israel).


ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Jerusalem Venture Partners
                  888 Seventh Avenue, 33rd Floor
                  New York, New York  10106


ITEM 2(C)         CITIZENSHIP

                  JVP and JP are Delaware limited partnerships. JVP Israel is an Israel limited partnership. JVPC is a Cayman Islands corporation. JVP (Israel) Management is an Israel corporation. Margalit and Cohen are Israeli citizens.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
AND (E).
                  Ordinary shares
                  CUSIP # M41450 10 3


ITEM 3.           NOT APPLICABLE

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 10 of 15 Pages
-----------------------------                      -----------------------------


ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the ordinary shares of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                  (a)      AMOUNT BENEFICIALLY OWNED:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      PERCENT OF CLASS:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                 See Row 5 of cover page for each Reporting
                                 Person.

                           (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                 See Row 6 of cover page for each Reporting
                                 Person.

                           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                 DISPOSITION OF:

                                 See Row 7 of cover page for each Reporting
                                 Person.

                           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                 See Row 8 of cover page for each Reporting
                                 Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of JVP, JVP (Israel) and JP, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable


ITEM 10.          CERTIFICATION.

                  Not applicable

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 11 of 15 Pages
-----------------------------                      -----------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                    JERUSALEM VENTURE PARTNERS, L.P., a Delaware
                                    Limited Partnership

                                    By: Jerusalem Partners, L.P.
                                        its General Partner
                                    By: Jerusalem Venture Partners Corporation
                                        its General Partner


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



                                    JERUSALEM VENTURE PARTNERS (Israel), L.P., an Israel Limited Partnership

                                    By: J.V.P. Jerusalem Venture Partners
                                        (Israel) Management, Ltd.
                                        its General Partner


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



                                    JERUSALEM PARTNERS, L.P., a Delaware Limited
                                    Partnership

                                    By: Jerusalem Venture Partners Corporation
                                        its General Partner


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



                                    JERUSALEM VENTURE PARTNERS CORPORATION,
                                    a Cayman Islands Corporation


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



                                    J.V.P. JERUSALEM VENTURE PARTNERS (ISRAEL)
                                    MANAGEMENT, LTD.,
                                    an Israel Corporation


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 12 of 15 Pages
-----------------------------                      -----------------------------


                                    EREL MARGALIT


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit



                                    YUVAL COHEN


                                     By: /s/ YUVAL COHEN
                                         ---------------------------------------
                                         Yuval Cohen

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 13 of 15 Pages
-----------------------------                      -----------------------------


                                  EXHIBIT INDEX


                                                            FOUND ON
                                                          SEQUENTIALLY
EXHIBIT                                                   NUMBERED PAGE

Exhibit A:  Agreement of Joint Filing                          14

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 14 of 15 Pages
-----------------------------                      -----------------------------

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the ordinary shares of Precise Software Solutions Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001


February 14, 2001                   JERUSALEM VENTURE PARTNERS, L.P., a Delaware
                                    Limited Partnership

                                    By: Jerusalem Partners, L.P.
                                        its General Partner
                                    By: Jerusalem Venture Partners Corporation
                                        its General Partner


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



February 14, 2001                   JERUSALEM VENTURE PARTNERS (Israel), L.P.
                                    an Israel Limited Partnership

                                    By: J.V.P. Jerusalem Venture Partners
                                        (Israel) Management, Ltd.
                                        its General Partner


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



February 14, 2001                   JERUSALEM PARTNERS, L.P., a Delaware Limited
                                    Partnership

                                    By: Jerusalem Venture Partners Corporation
                                        its General Partner


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



February 14, 2001                   JERUSALEM VENTURE PARTNERS CORPORATION,
                                    a Cayman Islands Corporation

                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President



February 14, 2001                   J.V.P. JERUSALEM VENTURE PARTNERS (ISRAEL)
                                    MANAGEMENT, LTD.,
                                    an Israel Corporation

                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit, President

-----------------------------                      -----------------------------
  CUSIP NO. M41450 10 3                13G             Page 15 of 15 Pages
-----------------------------                      -----------------------------


February 14, 2001                   EREL MARGALIT


                                    By: /s/ EREL MARGALIT
                                        ----------------------------------------
                                        Erel Margalit



February 14, 2001                   YUVAL COHEN


                                    By: /s/ YUVAL COHEN
                                        ----------------------------------------
                                        Yuval Cohen